EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-114958) of Harsco Corporation of our report dated June 24, 2013 relating to the financial statements and supplemental schedule of the Harsco Retirement Savings and Investment Plan, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
Philadelphia, PA
June 24, 2013